Exhibit 99

Meridian Bancorp, Inc. Reports First Quarter Net Income with a Rise in Pre-Tax Core Earnings and Net Interest Margin Expansion to 3%

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (April 21, 2020): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $13.0 million, or $0.25 per diluted share, for the quarter ended March 31, 2020, compared to $17.1 million, or $0.33 per diluted share, for the quarter ended December 31, 2019 and $15.1 million, or $0.29 per diluted share, for the quarter ended March 31, 2019. The Company’s return on average assets was 0.82% for the quarter ended March 31, 2020, compared to 1.08% for the quarter ended December 31, 2019 and 0.97% for the quarter ended March 31, 2019. The Company’s return on average equity was 7.09% for the quarter ended March 31, 2020, compared to 9.45% for the quarter ended December 31, 2019, and 8.84% for the quarter ended March 31, 2019.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $13.0 million for the quarter ended March 31, 2020. Although net income declined $2.1 million, or 14% from the first quarter of 2019, our pre-tax core earnings, which excluded the $4.3 million reduction in the fair value of our marketable equity securities portfolio for the quarter, rose $3.1 million, or 17%, from the same period last year. This increase in pre-tax core earnings reflects continued growth in net interest income with expansion of our net interest margin to 3%, an improvement of 15 basis points from the fourth quarter of 2019, including a substantial reduction in our cost of funds, while growth in overhead expenses was held at minimal levels.”

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a stimulus package signed into law on March 27, 2020 to address economic disruption caused by the COVID-19 pandemic, provides financial institutions with the option to defer adoption of the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326) until the end of the pandemic or the end of 2020.  The Company has chosen to defer adoption of ASU No. 2016-13 and its Current Expected Credit Loss methodology (“CECL”) based on management’s belief that the incurred loss impairment methodology provides a more practical measurement of credit losses in the current economic environment. Upon the Company’s future adoption of CECL, the change from the incurred loss methodology to the CECL methodology will be recognized through an adjustment to retained earnings.

The Company’s net interest income was $45.1 million for the quarter ended March 31, 2020, up $1.4 million, or 3.3%, from the quarter ended December 31, 2019, and up $2.5 million, or 5.9%, from the quarter ended March 31, 2019. The interest rate spread and net interest margin on a tax-equivalent basis were 2.67% and 2.99%, respectively, for the quarter ended March 31, 2020 compared to 2.51% and 2.84%, respectively, for the quarter ended December 31, 2019 and 2.57% and 2.89%, respectively, for the quarter ended March 31, 2019. The increases in net interest income for the quarter ended March 31, 2020 compared to the respective prior periods were primarily due to maintaining yields on interest-earning assets while substantially reducing the cost of funds.

Total interest and dividend income totaled $66.0 million for the quarter ended March 31, 2020, down $813,000, or 1.2%, from the quarter ended December 31, 2019, primarily due to a $31.0 million, or 0.5%, decrease in the Company’s average loan balances to $5.742 billion, partially offset by an increase in yield on loans on a tax-equivalent basis of four basis points to 4.54%. Compared to the quarter ended March 31, 2019, total interest and dividend income increased $1.5 million, or 2.4%, primarily due to a $47.2 million, or 0.8%, increase in the Company’s average loan balances and an increase in yield on loans on a tax-equivalent basis of 10 basis points. Interest and fees on loans included commercial loan prepayment fees of $877,000 for the quarter ended March 31, 2020, up from $851,000 for the quarter ended December 31, 2019 and up from $201,000 for the quarter ended March 31, 2019. Interest and fees on loans also includes earned mortgage point income of $959,000 for the quarter ended March 31, 2020, up from $617,000 for the quarter ended December 31, 2019 and up from $454,000 for the quarter ended March 31, 2019. The Company’s yield on interest-earning assets on a tax-equivalent basis was 4.35% for the quarter ended March 31, 2020, up two basis points from the quarter ended December 31, 2019 and up one basis points from the quarter ended March 31, 2019.

Total interest expense totaled $20.9 million for the quarter ended March 31, 2020, down $2.3 million, or 9.7%, from the quarter ended December 31, 2019, and down $956,000, or 4.4%, from the quarter ended March 31, 2019. Interest expense on deposits decreased to $16.8 million for the quarter ended March 31, 2020, down $2.2 million, or 11.7%, from the quarter ended December 31, 2019 and

$2.4 million, or 12.4%, from the quarter ended March 31, 2019 primarily due to a decrease in average total deposits to $4.888 billion and a decrease in the cost of average total deposits to 1.38% from 1.53% for the quarter ended December 31, 2019, and 1.58% for the quarter ended March 31, 2019. Interest expense on borrowings totaled $4.2 million for the quarter ended March 31, 2020, down $30,000, or 0.7%, from the quarter ended December 31, 2019 primarily due to a decrease of six basis points in the average cost of borrowings to 2.55%, partially offset by an increase in average total borrowings to $654.7 million. Compared to the quarter ended March 31, 2019, interest expense on borrowings increased $1.4 million, or 52.3%, primarily due to an increase of $76.8 million, or 13.3%, in average total borrowings and a 64 basis point increase in the average cost of borrowings. The Company’s total cost of funds was 1.52% for the quarter ended March 31, 2020, down 13 basis points from the quarter ended December 31, 2019 and down 10 basis points from the quarter ended March 31, 2019.

Mr. Gavegnano continued, “Our net interest income rose 3% from the fourth quarter of 2019 and 6% from the first quarter of 2019 as we effectively met our goal of achieving a 3% net interest margin for the first quarter of 2020. We saw our net interest margin rise steadily throughout the first quarter to over 3% for the month of March reflecting aggressive reductions in our funding costs while maintaining our average loan yields at 4.5% or better.  We anticipate this momentum to continue in the coming months as we take advantage of opportunities to further reduce our funding costs.”

The Company’s provision for loan losses was $725,000 for the quarter ended March 31, 2020, compared to a reversal of $504,000 for the quarter ended December 31, 2019 and a provision of $843,000 for the quarter ended March 31, 2019. The provision for the quarter reflects a $2.8 million increase for inherent losses in the Bank’s loan portfolio based on management’s assessment of qualitative economic factors related to the effects of COVID-19, which offset changes in other key factors that would have resulted in a provision reversal. The allowance for loan losses was $50.9 million or 0.89% of total loans at March 31, 2020, compared to $50.3 million or 0.87% of total loans at December 31, 2019, and $54.0 million or 0.94% of total loans at March 31, 2019. The changes in the allowance for loan losses coverage ratio at December 31, 2019, were based on management’s assessment of the loan portfolio balance and composition changes, declines in historical charge-off trends, current levels of problem loans and other asset quality trends.

Net charge-offs totaled $101,000 for the quarter ended March 31, 2020 compared to net charge-offs of $5,000 for the quarter ended December 31, 2019 and net charge-offs of $77,000 for the quarter ended March 31, 2019.

Non-accrual loans were $3.2 million, or 0.06% of total loans outstanding, at March 31, 2020; down $216,000, or 6.3%, from December 31, 2019; and down $4.4 million, or 57.7%, from March 31, 2019. Non-performing assets were $3.2 million, or 0.05% of total assets, at March 31, 2020, compared to $3.4 million, or 0.05% of total assets, at December 31, 2019, and $7.5 million, or 0.12% of total assets, at March 31, 2019.

Mr. Gavegnano noted, “We do not take the current strength of our asset quality for granted. However, as our successful track record has demonstrated during past periods of economic disruption, we expect to prudently manage any resulting issues that may arise.”

Non-interest income was a loss of $831,000 for the quarter ended March 31, 2020, down from income of $3.7 million for the quarter ended December 31, 2019 and $3.8 million for the quarter ended March 31, 2019. Non-interest income decreased $4.5 million, or 122.6%, compared to the quarter ended December 31, 2019, due primarily to a $4.3 million loss on marketable equity securities, net, reflecting decreases in market valuations in the first quarter of 2020 compared to a $930,000 gain on marketable equity securities, net, in the fourth quarter of 2019 and a $310,000 decrease in customer service fees, partially offset by increases of $691,000 in loan fees and $342,000 in mortgage banking gains, net. Compared to the quarter ended March 31, 2019, non-interest income decreased $4.7 million due primarily to a $4.3 million loss on marketable equity securities, net, in the first quarter of 2020 compared to a $1.3 million gain on marketable equity securities, net, in the first quarter of 2019, partially offset by increases of $597,000 in loan fees and $371,000 in mortgage banking gains, net.

Non-interest expenses were $26.3 million, or 1.66% of average assets for the quarter ended March 31, 2020, compared to $25.3 million, or 1.59% of average assets for the quarter ended December 31, 2019 and $25.8 million, or 1.66% of average assets for the quarter ended March 31, 2019. Non-interest expenses increased $1.1 million, or 4.2%, compared to the quarter ended December 31, 2019, due primarily to increases of $414,000 in deposit insurance, $233,000 in occupancy and equipment, $192,000 in salaries and employee benefits and $139,000 in professional services. Non-interest expenses increased $524,000, or 2.0%, compared to the quarter ended March 31, 2019, due primarily to increases of $328,000 in occupancy and equipment, $282,000 in salaries and employee benefits, $167,000 in data processing and $137,000 in professional services, partially offset by a decrease of $343,000 in deposit insurance. The increases in salaries and employee benefits were primarily due to annual increases in employee compensation, payroll taxes and employee benefits, while the increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including one new branch opened in July 2019, and one new branch opened in December 2019. Deposit insurance reflects the application of $324,000 in Small Bank Assessment Credits by the Federal Deposit Insurance Corporation for the quarter ended December 31, 2019. The Company’s efficiency ratio was 54.18% for the quarter ended March 31, 2020 compared to 54.44% for the quarter ended December 31, 2019 and 57.20% for the quarter ended March 31, 2019.

Mr. Gavegnano added, “We effectively maintained our efficiency ratio at 54% during the first quarter, even as we continue our plans to expand our branch network by opening three new locations in the metropolitan Boston area communities of Salem, Woburn and Brookline by June 30, 2020. We believe our growth and success has always been generated by our commitment to the communities in which we serve.”

The Company recorded a provision for income taxes of $4.2 million for the quarter ended March 31, 2020, reflecting an effective tax rate of 24.6%, compared to $5.5 million, or an effective tax rate of 24.4%, for the quarter ended December 31, 2019, and $4.7 million, or an effective tax rate of 23.8%, for the quarter ended March 31, 2019.

Total assets were $6.349 billion at March 31, 2020, up $4.9 million, or 0.1%, from $6.344 billion at December 31, 2019 and up $67.2 million, or 1.1%, from $6.281 billion at March 31, 2019. Net loans were $5.640 billion at March 31, 2020, down $57.7 million from December 31, 2019, and $68.2 million, or 1.2%, from March 31, 2019. Loan originations totaled $439.6 million during the quarter ended March 31, 2020. The net decrease in loans for the three months ended March 31, 2020 was primarily due to decreases of $74.3 million in commercial real estate loans, $31.3 million in multi-family loans and $2.1 million in one- to four-family loans, partially offset by increases of $33.8 million in commercial and industrial loans, $9.1 million in construction loans and $8.5 million in home equity lines of credit. The net decrease in loans for the quarter ended March 31, 2020 reflects commercial loan payoffs totaling $343.4 million, comprised of $164.3 million in commercial real estate, $84.9 million in construction, $81.7 million in the multi-family, and $12.5 million in the commercial and industrial loan categories. Cash and due from banks was $457.0 million at March 31, 2020, an increase of $50.7 million, or 12.5% from December 31, 2019. Securities, at fair value, were $26.9 million at March 31, 2020, a decrease of $3.4 million, or 11.1%, from $30.3 million at December 31, 2019.

Total deposits were $4.822 billion at March 31, 2020, down $99.6 million, or 2.0%, from $4.921 billion at December 31, 2019 and $201.1 million, or 4.0%, from $5.023 billion at March 31, 2019. The net decrease in deposits for the quarter ended March 31, 2020 reflects a $179.8 million decrease in certificates of deposit including a $116.5 million reduction in brokered deposits. Core deposits, which exclude certificates of deposit, increased $80.2 million, or 2.4%, during the three months ended March 31, 2020 to $3.432 billion, or 71.2% of total deposits. The increase in core deposits for the quarter ended March 31, 2020 includes a $48.7 million increase, or 9.3%, in non-interest bearing demand deposits to $572.8 million. Total borrowings were $745.9 million at March 31, 2020, up $109.6 million, or 17.2%, from December 31, 2019 and $219.9 million, or 41.8%, from March 31, 2019.

Total stockholders’ equity decreased $7.0 million, or 1.0%, to $719.6 million at March 31, 2020 from $726.6 million at December 31, 2019, and increased $33.2 million, or 4.8%, from $686.4 million at March 31, 2019. The decrease for the three months ended March 31, 2020 was primarily due to the repurchase of one million shares of the Company’s common stock related to the stock repurchase program at a total cost of $17.7 million and dividends of $0.08 per share totaling $4.0 million, partially offset by net income of $13.0 million and $1.6 million related to stock-based compensation plans. Stockholders’ equity to assets was 11.34% at March 31, 2020, compared to 11.45% at December 31, 2019 and 10.93% at March 31, 2019. Book value per share increased to $13.73 at March 31, 2020 from $13.61 at December 31, 2019. Tangible book value per share increased to $13.31 at March 31, 2020 from $13.19 at December 31, 2019. Market price per share decreased $8.87 or 44.2%, to $11.22 at March 31, 2020 from $20.09 at December 31, 2019. The Company and the Bank elected to be subject to the Community Bank Leverage Ratio and at March 31, 2020 exceeded the minimum requirement to be well capitalized with ratios of 11.06% for the Company and 10.72% for the Bank.

The Company repurchased 1,000,000 shares of its stock at an average price of $17.68 during the quarter ended March 31, 2020, completing the repurchase of the 1,324,544 shares of its stock, at an average price $17.59 per share, as authorized under the Company’s repurchase program adopted in April 2019 and amended in October 2019. The Company has repurchased 4,698,165 shares of its stock at an average price of $15.66 per share since August 2015.

Mr. Gavegnano concluded, “In addition to our steadfast commitment to stockholder value, we remain committed to our employees, customers and communities during this time of unprecedented economic challenges. Our commitment is currently being demonstrated on a daily basis, leveraged by our financial strength and backed with strong capital and liquidity, through participation in government programs and offering prudent loan modifications and other accommodations as we navigate through this tumultuous humanitarian event.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 40 branches in the greater Boston metropolitan area, including 39 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2020	December 31, 2019	March 31, 2019
	(Dollars in thousands)
ASSETS
Cash and due from banks	$457,048	$406,382	$344,259
Certificates of deposit	247	247	5,247
Securities available for sale, at fair value	13,820	15,076	16,890
Marketable equity securities, at fair value	13,130	15,243	14,763
Federal Home Loan Bank stock, at cost	33,278	28,947	26,377
Loans held for sale	3,403	2,455	989
Loans:
One- to four-family	657,245	659,366	660,551
Home equity lines of credit	78,016	69,491	50,960
Multi-family	972,122	1,003,418	1,036,331
Commercial real estate	2,622,379	2,696,671	2,660,916
Construction	716,477	707,370	726,061
Commercial and industrial	638,695	604,889	622,431
Consumer	11,888	12,196	11,095
Total loans	5,696,822	5,753,401	5,768,345
Allowance for loan losses	(50,946)	(50,322)	(53,997)
Net deferred loan origination fees	(6,021)	(5,539)	(6,336)
Loans, net	5,639,855	5,697,540	5,708,012
Bank-owned life insurance	41,061	41,155	41,015
Premises and equipment, net	67,527	65,841	62,279
Accrued interest receivable	13,868	14,481	14,979
Deferred tax asset, net	16,782	16,726	18,210
Goodwill	20,378	20,378	20,378
Core deposit intangible	2,005	2,123	2,517
Other assets	26,152	17,100	5,441
Total assets	$6,348,554	$6,343,694	$6,281,356

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$572,847	$524,154	$499,536
Interest-bearing demand deposits	1,292,384	1,269,211	1,215,105
Money market deposits	699,026	675,702	685,078
Regular savings and other deposits	867,536	882,550	958,348
Certificates of deposit	1,390,156	1,569,916	1,664,943
Total deposits	4,821,949	4,921,533	5,023,010
Short-term borrowings	25,000	—	—
Long-term debt	720,873	636,245	525,985
Accrued expenses and other liabilities	61,111	59,329	45,973
Total liabilities	5,628,933	5,617,107	5,594,968
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 52,402,395, 53,377,506 and 53,542,646 shares issued at March 31, 2020, December 31, 2019 and March 31, 2019, respectively	524	534	535
Additional paid-in capital	360,901	377,213	378,410
Retained earnings	374,712	365,742	325,023
Accumulated other comprehensive income (loss)	19	(147)	(164)
Unearned compensation - ESOP, 2,283,068, 2,313,509 and 2,404,831 shares at March 31, 2020, December 31, 2019 and March 31, 2019, respectively	(16,535)	(16,755)	(17,416)
Total stockholders' equity	719,621	726,587	686,388
Total liabilities and stockholders' equity	$6,348,554	$6,343,694	$6,281,356

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$64,037	$64,801	$61,641
Interest on debt securities:
Taxable	87	96	110
Tax-exempt	13	13	13
Dividends on equity securities	94	109	105
Interest on certificates of deposit	1	1	27
Other interest and dividend income	1,786	1,811	2,577
Total interest and dividend income	66,018	66,831	64,473
Interest expense:
Interest on deposits	16,769	18,996	19,151
Interest on short-term borrowings	8	—	295
Interest on long-term debt	4,143	4,181	2,430
Total interest expense	20,920	23,177	21,876
Net interest income	45,098	43,654	42,597
Provision (reversal) for loan losses	725	(504)	843
Net interest income, after provision (reversal) for loan losses	44,373	44,158	41,754
Non-interest (loss) income:
Customer service fees	2,097	2,407	2,097
Loan fees (costs)	674	(17)	77
Mortgage banking gains, net	411	69	40
(Loss) gain on marketable equity securities, net	(4,344)	930	1,326
Income from bank-owned life insurance	297	281	281
Other income	34	12	7
Total non-interest (loss) income	(831)	3,682	3,828
Non-interest expenses:
Salaries and employee benefits	15,914	15,722	15,632
Occupancy and equipment	3,924	3,691	3,596
Data processing	2,137	2,074	1,970
Marketing and advertising	1,230	1,151	1,162
Professional services	997	858	860
Deposit insurance	669	255	1,012
Other general and administrative	1,449	1,512	1,564
Total non-interest expenses	26,320	25,263	25,796
Income before income taxes	17,222	22,577	19,786
Provision for income taxes	4,245	5,509	4,715
Net income	$12,977	$17,068	$15,071

Earnings per share:
Basic	$0.26	$0.33	$0.29
Diluted	$0.25	$0.33	$0.29
Weighted average shares outstanding:
Basic	50,634,983	51,027,229	51,120,599
Diluted	50,920,259	51,539,436	51,467,917

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,741,852	$64,758	4.54%	$5,772,817	$65,525	4.50%	$5,694,639	$62,325	4.44%
Securities and certificates of deposit	29,290	211	2.90	30,377	236	3.08	36,510	272	3.02
Other interest-earning assets (3)	400,315	1,786	1.79	388,136	1,811	1.85	353,201	2,577	2.96
Total interest-earning assets	6,171,457	66,755	4.35	6,191,330	67,572	4.33	6,084,350	65,174	4.34
Noninterest-earning assets	157,398			155,912			117,927
Total assets	$6,328,855			$6,347,242			$6,202,277
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,280,003	$4,497	1.41	$1,263,108	$5,169	1.62	$1,189,166	$4,940	1.68
Money market deposits	691,897	2,055	1.19	674,620	2,210	1.30	699,807	2,148	1.24
Regular savings and other deposits	906,100	2,531	1.12	861,523	2,834	1.31	920,579	3,802	1.67
Certificates of deposit	1,475,016	7,686	2.10	1,604,383	8,783	2.17	1,621,436	8,261	2.07
Total interest-bearing deposits	4,353,016	16,769	1.55	4,403,634	18,996	1.71	4,430,988	19,151	1.75
Borrowings	654,740	4,151	2.55	636,370	4,181	2.61	577,954	2,725	1.91
Total interest-bearing liabilities	5,007,756	20,920	1.68	5,040,004	23,177	1.82	5,008,942	21,876	1.77
Noninterest-bearing demand deposits	535,182			527,723			482,634
Other noninterest-bearing liabilities	53,688			57,400			29,048
Total liabilities	5,596,626			5,625,127			5,520,624
Total stockholders' equity	732,229			722,115			681,653
Total liabilities and stockholders' equity	$6,328,855			$6,347,242			$6,202,277
Net interest-earning assets	$1,163,701			$1,151,326			$1,075,408
Fully tax-equivalent net interest income		45,835			44,395			43,298
Less: tax-equivalent adjustments		(737)			(741)			(701)
Net interest income		$45,098			$43,654			$42,597
Interest rate spread (1)(4)			2.67%			2.51%			2.57%
Net interest margin (1)(5)			2.99%			2.84%			2.89%
Average interest-earning assets to average
interest-bearing liabilities		123.24%			122.84%			121.47%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,888,198	$16,769	1.38%	$4,931,357	$18,996	1.53%	$4,913,622	$19,151	1.58%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,542,938	$20,920	1.52%	$5,567,727	$23,177	1.65%	$5,491,576	$21,876	1.62%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, yields on loans before tax-equivalent adjustments were 4.49%, 4.45% and 4.39%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.68%, 2.86% and 2.83%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.30%, 4.28% and 4.30%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 was 2.62%, 2.46% and 2.53%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 was 2.94%, 2.80% and 2.84%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Key Performance Ratios
Return on average assets (1)	0.82%	1.08%	0.97%
Return on average equity (1)	7.09	9.45	8.84
Interest rate spread (1) (2)	2.67	2.51	2.57
Net interest margin (1) (3)	2.99	2.84	2.89
Non-interest expense to average assets (1)	1.66	1.59	1.66
Efficiency ratio (4)	54.18	54.44	57.20

	March 31, 2020	December 31, 2019	March 31, 2019
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$2,846	$3,082	$6,115
Home equity lines of credit	20	—	—
Multi-family	—	—	252
Commercial real estate	—	—	640
Commercial and industrial	323	323	537
Total non-accrual loans	3,189	3,405	7,544
Foreclosed assets	—	—	—
Total non-performing assets	$3,189	$3,405	$7,544

Allowance for loan losses/total loans	0.89%	0.87%	0.94%
Allowance for loan losses/non-accrual loans	1,597.55	1,477.89	715.76
Non-accrual loans/total loans	0.06	0.06	0.13
Non-accrual loans/total assets	0.05	0.05	0.12
Non-performing assets/total assets	0.05	0.05	0.12

Capital and Share Related
Stockholders' equity to total assets	11.34%	11.45%	10.93%
Book value per share	$13.73	$13.61	$12.82
Tangible book value per share (5)	$13.31	$13.19	$12.39
Market value per share	$11.22	$20.09	$15.69
Shares outstanding	52,402,395	53,377,506	53,542,646

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities as management deems them to be either discretionary or market driven and not representative of operating performance. Presented on a basis including gains and losses on marketable equity securities the efficiency ratio was 59.46%, 53.37% and 55.56% for the quarters ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.